THIRTEENTH AMENDMENT AGREEMENT

TO

COMMITTED FACILITY AGREEMENT

AMENDMENT AGREEMENT (“Amendment”) dated as of March 30, 2021 to the Committed Facility Agreement dated March 6, 2009 (as amended, restated or supplemented from time to time, the “Agreement”) entered into by and between DNP Select Income Fund Inc. (“Customer”), on the one hand, and BNP Paribas Prime Brokerage International Limited (via assignment from BNP Paribas Prime Brokerage, Ltd., “BNPP PB”), on the other.

WHEREAS, the parties hereto desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the

Agreement as follows:

1.	Amendment to Section 1 of the Facility Agreement (‘Definitions’)

The definition of “Maximum Commitment Financing” in Section 1 of the Facility Agreement is hereby replaced in its entirety by the following:

“Maximum Commitment Financing ” means $598,000,000 USD. Customer shall have the right to reduce the Maximum Commitment Financing upon one (1) Business Day’s prior written notice to BNPP PB, provided that the aggregate reduction for any calendar month shall not exceed 20% of the Maximum Commitment Financing. In addition, Customer may, subject to BNPP PB’s approval, increase the Maximum Commitment Financing upon one (1) Business Day’s prior written notice to BNPP PB, provided that the Maximum Commitment Financing shall not exceed $598,000,000 USD (the “Financing Cap”).

2.	Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

3.	Miscellaneous

a.	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

b.

Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

c.	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile or other electonic transmission), each of which will be deemed an original.

d.	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

e.	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(Signature Page Follows)

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE
INTERNATIONAL, LIMITED

Name:	Mohamed Adil El Batji
Title:	Managing Director

Name:	Robert Luzzo
Title:	Managing Director

DNP SELECT INCOME FUND INC.

Name:	Daniel J. Petrisko
Title:	Senior Vice President